Exhibit 10.1

NORTHWEST INDIANA BANCORP

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

This EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN has been established by NorthWest Indiana Bancorp, an Indiana corporation (the “Company”), on October 28, 2019 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company or the Company’s wholly-owned Indiana state chartered savings bank subsidiary, Peoples Bank SB (the “Bank”). The Plan provides special severance benefits to executive officers of the Company at the level of Executive Vice President and above who have at least three years of employment with the Company or the Bank and are employed at the time of the Change in Control, if such persons do not have separate contractual arrangements regarding change in control severance benefits at that time. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control. The Plan is intended to be an unfunded plan primarily to provide welfare benefits for a select group of management or highly compensated employees.

Article I

Definitions

For purposes of this Plan, the following terms shall have the meanings as set forth below:

“Accountants” has the meaning set forth in Section 6.3.

“Administrator” means the Compensation Committee, or any committee or sub-committee thereof duly authorized by the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator. After the occurrence of a Change in Control, the term “Administrator” shall refer to the compensation committee of the board of directors (or equivalent body) of the Company’s successor entity if the Company no longer has an independent existence as a result of the Change in Control.

“Applicable Severance Multiplier” means one for any Participant.

“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted from time to time, or the board of directors of a successor to the Company upon the occurrence of a Change in Control.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

“Bonus Amount” means the greater of (i) the actual annual cash bonus received by the Participant for the calendar year immediately preceding the calendar year in which the Qualifying Termination occurs; or (ii) the annual cash bonus that the Participant would have earned for the entire calendar year in which the Qualifying Termination occurs, at target level.

“Cause” means (i) the Participant’s willful and continued failure to perform his or her duties for the Company or the Bank, after at least one warning in writing from the Board specifically identifying any such failure; (ii) the Participant’s willful failure to comply with any valid and legal directive of the Board or the employee of the Company or the Bank to whom the Participant reports, after at least one warning in writing from the Board specifically identifying any such failure; (iii) the Participant’s willful engagement in one or more acts of dishonesty, illegal conduct, or other misconduct which, in each case, causes material injury to the Company or the Bank, as specified in a written notice to the Participant from the Board; (iv) the Participant’s embezzlement, misappropriation, or fraud, whether or not related to the Participant’s employment with the Company or the Bank, as specified in a written notice to the Participant from the Board; (v) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (vi) the Participant’s violation of a material policy of the Company or the Bank, after at least one warning in writing from the Board specifically identifying the violation. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or the Bank.

“Change in Control” means the consummation of any one of the events specified in the following clauses (i) through (iii):

(i)     any third Person (including a “group,” as provided in Section 13(d)(3) of the Exchange Act) shall, after the date of the adoption of the Plan by the Board, first become the Beneficial Owner of shares of the voting capital stock of the Company with respect to which 25% or more of the total number of votes for the election of the Board of the Company may be cast;

(ii)     as a result of, or in connection with, any cash tender offer, exchange offer, merger, or other business combination, sale of assets, or contested election, or combination of the foregoing, the individuals who were directors of the Company immediately prior to such transaction or combination shall cease to constitute a majority of the Board of the Company; or

(iii)     the shareholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Company (including a sale of the common stock of the Bank if after such sale any Person other than the Company owns a majority of the Bank’s common stock, or a sale of all or substantially all of the Bank’s assets other than in the ordinary course of business);

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

provided that, the occurrence of any of such events set forth in this definition shall not be deemed a Change in Control if, prior to such occurrence, a resolution specifically providing that such occurrence shall not constitute a Change in Control under the Plan shall have been adopted by at least a majority of the Board of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” has the meaning set forth in the first paragraph of this Plan.

“Compensation Committee” means the Compensation and Benefits Committee of the Board.

“Continuous Employment” means the continuous employment with the Company, the Bank, or any of their respective subsidiaries, but not, by way of clarification, employment with any entity acquired by the Company or Bank by merger or otherwise.

“Covered Payments” has the meaning set forth in Section 6.1.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the earlier of: (i) the Participant’s death; or (ii) the 18-month anniversary of the occurrence of the Change in Control.

“Effective Date” has the meaning set forth in the first paragraph of this Plan.

“Eligible Employee” means any full-time employee of the Company who is a President, Chief Financial Officer, Chief Operating Officer, or Executive Vice President, and any other full-time employee of the Company or the Bank who is recommended by the Chief Executive Officer of the Company to the Administrator to be a key employee who should be eligible to participate in the Plan, and who, in each case, as of the date of the occurrence of the Change in Control does not have a separate written agreement with the Company or the Bank which provides for the payment of severance or other compensation following a change in control (as such terms may be defined in such separate written agreement); provided that, in each case, such Person has at least three years of Continuous Employment with the Company. Eligible Employees shall be limited to a select group of management or highly compensated employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” has the meaning set forth in Section 6.1.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

“Good Reason” means any of the following, if taken without the Participant’s express written consent: (i) a reduction in the Participant’s annual base salary or target annual bonus opportunity as in effect immediately prior to a Change in Control; (ii) failure by the Company to continue, or the failure by the Company to obtain the agreement of any successor to the Company or the Bank to continue, any bonus plan in which the Participant participated immediately prior to the Change in Control, unless the Company or a successor of the Company or the Bank includes the Participant as a participant in a similar bonus plan after the Change in Control on at least the same basis as the Participant participated prior to the Change in Control; (iii) a relocation of the Participant’s principal place of employment to another geographic location more than 35 miles from the Participant’s present principal place of employment, except for required business travel to an extent substantially consistent with the Participant’s travel obligations immediately prior to such Change in Control; (iv) the Company’s failure to obtain an agreement from any successor to the Company or the Bank to assume and agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or (v) a material, adverse change in the Participant’s title, reporting relationship, authority, duties, or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); provided that, notwithstanding the foregoing, if any of the above conditions in clauses (i) through (v) exists, the Participant cannot terminate his or her employment for Good Reason unless the Participant provides written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and his or her intention to terminate his or her employment for Good Reason (the “Notice of Good Reason”) no more than 90 calendar days following the initial existence of such grounds, and the Company has had a period of 30 calendar days following the date of the Notice of Good Reason during which it may cure such circumstances, if curable.

“Net-Better Amount” has the meaning set forth in Section 6.1(b).

“Notice of Good Reason” has the meaning set forth in the proviso clause of the definition of Good Reason above.

“Parachute Payments” has the meaning set forth in Section 6.1.

“Participant” has the meaning set forth in Section 2.1.

“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

“Plan” means this NorthWest Indiana Bancorp Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means either: (i) the termination of a Participant’s employment during the Covered Period by the Company or the Bank, or by any successor to the Company or the Bank, without Cause; or (ii) both (A) an event of Good Reason occurs during the Covered Period, and (B) the Participant terminates his or her employment with the Company or the Bank, or with any successor to the Company or the Bank, for such event of Good Reason within 60 calendar days following the date of the Notice of Good Reason; provided that, notwithstanding any contrary provision herein, a Qualifying Termination shall not include a termination of the Participant’s employment by reason of the death or disability of a Participant.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

“Reduced Amount” has the meaning set forth in Section 6.1(a).

“Release” has the meaning set forth in Article V, subsection (b).

“Specified Employee Payment Date” has the meaning set forth in Section 9.13(b).

Article II

Participation

Section 2.1     Participants. Each Eligible Employee shall be a “Participant” in the Plan. Notwithstanding the preceding sentence, the Administrator shall have the right, in its sole discretion, to remove a Participant from participation in the Plan; provided that, any such removal shall not be effective unless the Administrator provides written notice of removal to the Participant at least six months prior to the occurrence of a Change in Control.

Section 2.2     Change in Applicable Severance Multiplier. The Administrator may change any Participant’s Applicable Severance Multiplier at any time; provided that, no such change (to the extent that it is a reduction in the Applicable Severance Multiplier) shall be effective unless the Administrator provides written notice of such change to the Participant at least six months prior to the occurrence of a Change in Control.

Article III

Severance and Benefits

Section 3.1     Severance. If a Participant has a Qualifying Termination, then, subject to Articles V and VI and Section 9.13, the Company will provide the Participant with the payments and benefits set forth in the following subsections of this Section 3.1:

(a)     A cash severance payment in an amount equal to the product of (i) the Participant’s Applicable Severance Multiplier, multiplied by (ii) the sum of (A) the Participant’s base salary in effect on the date of the Qualifying Termination, or, if greater, in effect on the date of the first occurrence of a Change in Control, plus (B) the Bonus Amount.

(b)     A lump sum amount equal to 100% of the aggregate annual COBRA premium amounts (based on COBRA rates then in effect) for the medical and dental coverage that was being provided to the Participant and his or her spouse and eligible dependents as of the date of the Qualifying Termination.

(c)     A lump sum amount equal to 100% of the Company paid annual premiums in respect of the life insurance coverage provided for an active employee similarly situated to the Participant (based upon coverage and rates in effect on the date of the Participant’s Qualifying Termination).

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

Section 3.2     Payment of Severance. Subject to Articles V and VI and Section 9.13, the amounts due to a Participant under Section 3.1 shall be paid in a single lump sum, in cash, on the later of (i) the 25th business day following the date of the Qualifying Termination; or (ii) the fifth business day following the date the Release described in Article V, subsection (b) becomes effective and irrevocable.

Article IV

Equity Awards

The Plan does not affect the terms of any outstanding equity awards of a Participant. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity incentive plan or other similar plan under which they were granted and any applicable award agreements.

Article V

Conditions

A Participant’s entitlement to any benefits and payments under Articles III and IV will be subject to the following:

(a)     the Participant experiencing a Qualifying Termination; and

(b)     the Participant executing a release of claims in favor of the Company, the Bank, and their respective affiliates, officers, and directors in a form to be provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination.

Article VI

Section 280G

Section 6.1     Reduction. Notwithstanding any contrary provision set forth in this Plan or any other plan, arrangement, or agreement between the Company or the Bank and the Participant, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”), and would, but for this Article VI, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a)     reduced in the smallest amount necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (such amount, the “Reduced Amount”); or

(b)     payable in full if the Participant’s receipt, on an after-tax basis, of the full amount of payments and benefits (after taking into account the applicable federal, state, local, and foreign income, employment, and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount at least 10% greater than the after-tax Reduced Amount (such amount, the “Net-Better Amount”).

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

Section 6.2     Order of Reduction. Any reduction in the Covered Payments pursuant to Section 6.1 shall be made in the manner determined by the Company in its sole discretion; provided that, any such reduction shall be consistent with the requirements of Section 409A of the Code.

Section 6.3     Determinations. Any determination under this Article VI of whether any Covered Payment constitutes a Parachute Payment, as well as the determination of the amount of any Excise Tax, Reduced Amount, or Net-Better Amount, shall be made in writing in good faith by the certified public accounting firm that was the Company’s independent auditor immediately prior to the occurrence of the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make their determinations under this Article VI. For purposes of making the calculations and determinations required by this Article VI, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses of the Accountants in connection with the determinations required by this Article VI.

Article VII

Claims Procedures

Section 7.1     Initial Claims. Generally, a Participant does not need to file a claim for benefits under this Plan. If a Participant becomes entitled to a benefit hereunder, the Administrator will notify the Participant of his or her entitlement. However, if a Participant does not receive any such notification, or if the Participant disagrees with the amount of such entitlement, the Participant or his or her authorized representative must submit a written claim for benefits to the Administrator within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to the following person or any successor to the following person:

Robert T. Lowry, Chief Financial Officer

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)     the specific reason or reasons for the denial of the Participant’s claim;

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

(b)     references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)     a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)     a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 7.2     Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a)     Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)     The Participant has the right to submit in writing to the Administrator any comments, documents, records, or other information relating to his or her claim for benefits.

(c)     The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his or her claim for benefits.

(d)     The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

Section 7.3     Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a)     the specific reason or reasons for the denial of the Participant’s claim;

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

(b)     reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)     a statement that the Participant’s is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and

(d)     a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 7.4     Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)     no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under Sections 502 or 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)     in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 7.5     Attorneys’ Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them under this Plan; provided that, notwithstanding the foregoing, if, after compliance with the procedures set forth in this Article VII, it is determined that the Company or any successor of the Company has failed to pay the Participant amounts to which the Participant is entitled hereunder, and the amounts the Company or its successor has failed to pay exceeds $25,000, then the Participant shall be entitled to recover from the Company or its successor, as the case may be, all of the Participant’s reasonable and documented attorneys’ fees and expenses incurred in connection with the pursuit of the Participant’s claim hereunder.

Article VIII

Administration, Amendment, and Termination

Section 8.1     Administration. The Administrator has the exclusive right, power, and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan, including but not limited to, the sole and absolute discretionary authority to: (i) administer the Plan according to its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities, and omissions in the Plan among and between the Plan and other related documents; (iii) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts; (iv) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; (v) process and approve or deny all claims for benefits; and (vi) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan. The decision of the Administrator on any disputes arising under the Plan, including but not limited to, questions of construction, interpretation, and administration, shall be final, conclusive, and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator under this Plan shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

Section 8.2     Duration. The Plan shall continue in existence unless and until terminated in accordance with Section 8.3.

Section 8.3     Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time prior to the occurrence of a Change in Control by providing at least six months advance written notice of such amendment or termination to each Participant. No amendment shall be made to the Plan following a Change in Control. Notwithstanding the foregoing, at any time prior to the occurrence of a Change in Control the Company may amend the Plan without advance written notice to the Participants if any such amendment (i) enhances the severance benefits provided hereunder; (ii) corrects inconsistencies or typographical errors herein; or (iii) makes other changes intended to protect the Participants, so long as any such amendment, in the reasonable determination of the Administrator, does not adversely affect the benefits provided to Participants under the Plan.

Article IX

General Provisions

Section 9.1     At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company or the Bank, as applicable. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or the Bank, as applicable, or to interfere with the rights of the Company or the Bank, as applicable, to terminate the employment of any Participant at any time, with or without Cause.

Section 9.2     Effect on Other Plans, Agreements and Benefits.

(a)     Any severance benefits payable to a Participant under the Plan will be (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company or the Bank, as applicable, that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)     Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company or the Bank, as applicable, except to the extent expressly provided therein.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

Section 9.3     Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under this Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense, or other rights that the Company may have against the Participant.

Section 9.4     Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, such provision shall be deemed modified, amended, and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 9.5     Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience, and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 9.6     Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 9.7     Successors. The Plan will be binding upon any successor to the Company, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 9.8     Transfer and Assignment. Neither a Participant nor his or her permitted successors shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 9.9     Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

Section 9.10     Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Indiana without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the State of Indiana, County of Lake, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 9.11     Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company prior to the occurrence of a Change in Control providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in accordance with the policy and with any applicable law or regulation.

Section 9.12     Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 9.13     Section 409A.

(a)     The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)     Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date, and thereafter any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

(c)     To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) reimbursement of any expense shall be made promptly after the expense is incurred, but in no event later than December 31 of the year after the year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan